EXHIBIT 12

                                                                                                 Pro Forma
                                Nov. 30     Feb. 26    Fiscal    Fiscal     Fiscal     Fiscal     Fiscal
                                 1993        1994       1995      1996       1997       1998       1998
                                 ----        ----       ----      ----       ----       ----       ----
Ratio of earnings to
  fixed charges
Income before income taxes      10,295        807     23,265     25,206     18,449     11,165      8,636

Plust fixed charges:
  Interest expense               2,893      1,455      5,777      7,073     14,509     17,327     26,319
  Interest factor included in
  rent expense                      50        149        286        445        541        906      1,007
Amortization of deferred
  financing costs                  252        206        787        893        976      1,081      1,081
                                ------     ------     ------     ------     ------     ------     ------

Total earnings                  13,490      2,617     30,115     33,617     34,475     30,479     37,043

Fixed Charges                    3,195      1,810      6,850      8,411     16,026     19,314     28,407

Ratio                              4.2        1.5        4.4        4.0        2.2        1.6        1.3


